QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 10.28

HORIZON ORGANIC HOLDING CORPORATION
SEVERANCE AGREEMENT

        This Severance Agreement ("Agreement") is entered into by and between HORIZON ORGANIC HOLDING CORPORATION, a Delaware corporation ("HOH" or the "Company"), and Steve Jacobson ("EXECUTIVE") to be effective the 30th day of June, 2003.

        Whereas, the Board of Directors of the Company has determined that it would be in the best interests of the Company and its stockholders (1) to provide a severance payment to EXECUTIVE and (2) to enhance the stock options previously granted under the Plan to EXECUTIVE'S ("Options") to provide for acceleration of the vesting of the Options in the event of a Change of Control (as defined below) of the Company in order to align further the interests of EXECUTIVE with those of the stockholders of the Company.

1.
SEVERANCE PAY. In the event EXECUTIVE'S employment with the Company is terminated at any time within a two year period following a Change in Control (as defined in the 1998 Horizon Organic Holding Corporation Equity Incentive Plan) of the Company in connection with implementation of the Company's current exploration of strategic alternatives either by the Company without Cause or by the EXECUTIVE with Reason (as defined below) and the EXECUTIVE has executed a Release, EXECUTIVE shall receive Severance Pay (as defined below).

2.
ACCELERATION OF VESTING IN CONNECTION WITH A CHANGE OF CONTROL. In the event of a Change in Control (as defined in the 1998 Horizon Organic Holding Corporation Equity Incentive Plan) of the Company in connection with implementation of the Company's current exploration of strategic alternatives, it is the Company's intention to exercise its discretion under the Equity Incentive Plan to make all unvested stock options awarded to EXECUTIVE vest and become exercisable in full upon the Change in Control.

3.
REASON. As used herein, "Reason" shall mean (I) any reduction in EXECUTIVE'S annual or incentive pay or benefits in effect from time to time which is not part of an overall cost reduction or savings plan applicable to all similarly situated EXECUTIVES of the Company, (II) any significant reduction in the nature or status of the EXECUTIVE'S duties or responsibilities, or (III) a transfer of the EXECUTIVE'S principal place of employment to a metropolitan area other than that of the EXECUTIVE'S employment immediately prior to the Change of Control without the EXECUTIVE'S consent.

4.
TERMINATION OF EMPLOYMENT. EXECUTIVE and HOH each acknowledge that either Party has the right to terminate EXECUTIVE'S employment with HOH pursuant to the following:

        (a)    Termination by the Company for cause.    HOH will have the right to terminate EXECUTIVE'S employment with HOH at any time for "cause". "Cause" for termination will mean only, in the reasonable judgment of HOH: (i) EXECUTIVE has committed any material act of embezzlement, fraud and/or is convicted of a felony; (ii) EXECUTIVE in any material respect, breaches his/her obligations under this Agreement; (iii) EXECUTIVE causes material damage to HOH through intentional misconduct or gross neglect of the duties customary to his/her office. No activities or inactivities covered by items (ii) and (iii) will be deemed to be "cause" unless HOH has notified EXECUTIVE of such activity or inactivity in writing and EXECUTIVE has failed to cure the same within 30 days of the notification. In the event EXECUTIVE is terminated for cause, he/she will not be entitled to Severance Pay (as defined below), pay in lieu of notice, or any other such compensation, but he/she will be entitled to all compensation, all benefits, and all unreimbursed expenses accrued through the date of termination.

        (b)    Termination by the Company without cause.    HOH will have the right to terminate EXECUTIVE'S employment with HOH at any time without cause. In the event EXECUTIVE is terminated without cause, HOH shall pay EXECUTIVE Severance Pay on the conditions set forth below.

        (c)    Voluntary termination.    EXECUTIVE may voluntarily terminate his/her employment with HOH at any time, after which no further compensation will be paid to EXECUTIVE. To permit HOH to make arrangements to fill the vacancy created by EXECUTIVE'S departure, EXECUTIVE agrees to give HOH 30 days advance notice of any intended resignation. In the event EXECUTIVE voluntarily terminates his/her employment, he/she will not be entitled to Severance Pay, pay in lieu of notice, or any other such compensation, but he/she will be entitled to all compensation, all benefits, and all unreimbursed expenses accrued through the date of termination.

        (d)    Termination by change of control.    In the event of a Change of Control as set forth above in which the controlling person does not retain EXECUTIVE'S employment in a similar capacity on comparable terms for at least two years, HOH shall pay EXECUTIVE Severance Pay on the conditions set forth below.

        (e)    Severance Pay.    "Severance Pay" means payment or provision of: (i) EXECUTIVE'S then applicable base salary for a period of (12) months after the termination date to be paid at the same times and in the same amounts as if EXECUTIVE'S employment had continued; (ii) substantially equivalent health, medical, life, and disability to the extent permitted by HOH insurance policies or plans, for the same (12)-month period; and (iii) any incentive bonuses which become due under the HOH Bonus Compensation Plan, for the year in which termination occurs, but, in the case of a year other than the year in which the Change in Control occurs, prorated for the portion of the year during which EXECUTIVE continued to be employed by HOH, to be paid with the same Bonus Plan calculations at target and at the same time as bonuses are paid to other EXECUTIVES who participate in the Bonus Plan.

5.
NON-COMPETITION OBLIGATIONS. In consideration of the Severance Pay to be paid to EXECUTIVE and the Acceleration of Vesting following a Change of Control, EXECUTIVE agrees that during his/her employment, and for a period (the "Restrictive Covenant Period") after the termination or expiration of his/her employment with HOH, he/she will not, without first obtaining the express written consent of HOH, own more than 5% of the outstanding stock of a publicly-traded Competitive Company (as defined below) or any stock of a privately held Competitive Company, or participate in the financing, operation, management or control of, any Competitive Company. A "Competitive Company" is a person, firm, corporation, or business located in the United States that is primarily engaged in the production or wholesale distribution of organic products. EXECUTIVE further agrees that he/she will not induce any EXECUTIVE of HOH to leave the employ of HOH for a period of twelve months after the termination or expiration of his/her employment with HOH. The Restrictive Covenant Period shall be a period of time equal to (1) multiplied by the period of time for which Severance Pay is to be paid. This paragraph 5 shall survive the termination or expiration of this Agreement for any reason.

6.
ASSIGNMENT OF INTELLECTUAL PROPERTY. All processes, inventions, patents, copyrights, trademarks, and other intangible rights (collectively "Intellectual Property") that may be conceived or developed by EXECUTIVE, either alone or with others, during the term EXECUTIVE'S employment whether or not conceived or developed during EXECUTIVE'S working hours, and with respect to which the equipment, supplies, facilities, products, or trade secret information of Company was used, or that relate at the time of conception or reduction to practice of the Intellectual Property to the business of the Company or to Company's actual or demonstrably anticipated research and development, or that result from any work performed by EXECUTIVE for Company, will be the sole property of Company and EXECUTIVE hereby assigns to the

Company all of EXECUTIVE'S right, title, and interest in and to such Intellectual Property. EXECUTIVE must disclose to Company all inventions conceived during the term of employment, whether or not the Intellectual Property constitutes property of Company under the terms of the preceding sentence, but such disclosure shall be received by Company in confidence. EXECUTIVE must execute all documents, including patent applications and assignments, required by Company to establish Company's rights under this paragraph 6.

7.
FULL AND FINAL RELEASE. Severance Pay and Accelerated Vesting of Options is conditioned on EXECUTIVE'S execution of a full and final release in form satisfactory to HOH and performance of EXECUTIVE'S covenants in paragraphs 5 and 6 of this Agreement and in EXECUTIVE'S Employment Agreement for Senior Executive dated May 1, 2001.

8.
ENFORCEMENT. HOH and EXECUTIVE agree that any violation or threatened violation of paragraphs 5, and 6 of this Agreement or of EXECUTIVE'S Employment Agreement for Senior Executive dated May 1, 2001 could cause immediate and irreparable harm to HOH for which monetary damages would be inadequate and difficult to ascertain. The parties therefore agree that, upon the existence of any such violation or threatened violation, provided that HOH has paid and continues to pay EXECUTIVE his/her salary, bonus, and benefits as required hereunder, and to honor EXECUTIVE'S stock option rights, if any, HOH may cease any further severance payments and benefits participation, obtain a temporary restraining order, preliminary injunction, or other appropriate form of equitable relief from any court of competent jurisdiction. Such relief shall be in addition to and not substitution for any monetary damages to which HOH might otherwise be entitled.

9.
CONTROLLING AGREEMENT. This Agreement represents the sole agreement of the parties regarding the subject matter of this Agreement and supersedes any prior or contemporaneous verbal or written agreements, promises or representations regarding the subject matter of this Agreement.

10.
MISCELLANEOUS.

          (a)   The rights and duties of the parties shall not be assignable by either party, except that HOH may assign its rights but shall continue to guarantee its obligations, to any corporation or other business entity which is controlled by HOH, which controls HOH, or which is a successor by purchase, merger or otherwise to HOH. The heirs, successors, personal representatives, and assigns of EXECUTIVE shall have the right to collect any accrued benefits due EXECUTIVE hereunder.

          (b)   This Employment Agreement and all provisions hereof shall bind and inure to the benefit of HOH, EXECUTIVE, and their respective personal representatives, heirs, successors, and permitted assigns, but EXECUTIVE is not entitled to assign his/her rights and obligations hereunder.

          (c)   This Agreement will be deemed to have been entered into, and it will be construed and enforced in accordance with the laws of the State of Colorado as applied to contracts made and to be performed entirely within Colorado.

          (d)   Any action to enforce or requiring interpretation of this Agreement must be brought in a forum located within the State of Colorado.

          (e)   In the event that any provision of this Agreement shall be held to be invalid, illegal, or unenforceable, such provision may be severed, modified, or enforced to the extent possible, and such invalidity, illegality, or unenforceability shall not affect the remainder of this Agreement, unless such severance would defeat the fundamental purposes of this Agreement.

          (f)    This Agreement may be amended or modified only by written agreement subscribed to by both of the parties hereto.

          (g)   The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of the same provision or any other provision of this Agreement.

          (h)   The section headings contained herein are for reference purposes only and will in no way affect the meaning or interpretation of this Agreement.

          (i)    All notices which are required or may be given under this Agreement shall be given by certified mail, return receipt requested, registered mail, or personal service to the following address:

    (i)
    If intended for HOH:

    Horizon Organic Holding Corporation
    P. O. Box 17577
    Boulder, Colorado 80308
    Attn: CEO

    with a copy to:

    Shughart, Thomson & Kilroy, PC
    1050 Seventeenth Street, #2350
    Denver, Colorado 80265

    (ii)
    If intended for EXECUTIVE:

    Horizon Organic Holding Corporation
    P. O. Box 17577
    Boulder, Colorado 80308

  A party may direct from time to time that notices be sent to a different address by giving the other party notice in writing of the new address.

          (j)    To ensure rapid and economical resolution of any and all disputes directly or indirectly arising out of or in any way connected with EXECUTIVE'S employment with HOH or the termination of that employment or this Employment Agreement, with the sole exception of disputes which arise under EXECUTIVE'S obligations pursuant to paragraph 12 above (collectively, the "Arbitrable Claims"), HOH and EXECUTIVE each agree that any such dispute, whether of law or fact of any nature whatsoever, will be resolved by final and binding arbitration under the then existing American Arbitration Association ("AAA") arbitration procedures. The Arbitrable Claims will include, but will not be limited to: any and all such claims related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in HOH, vacation pay, fringe benefits, expense reimbursements, severance benefits, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act, as amended ("ADEA"); the federal Americans with Disabilities Act of 1990; the Colorado Anti-Discrimination Act of 1957, as amended; the Wage Claim Act, C.R.S. §§ 8-4-101, et seq., tort law; contract law; wrongful discharge; discrimination; fraud; defamation; and emotional distress; and breach of the implied covenant of good faith and fair dealing. EXECUTIVE and HOH acknowledge and agree that any and all rights they may otherwise have to resolve such Arbitrable Claims by jury trial, by a court, or in any forum other than the AAA, are hereby expressly waived. The arbitrators shall be authorized, in addition to any other action they may take, to award reasonable attorneys' fees and costs of arbitration in favor of the prevailing party.

          (k)   This Agreement shall supercede any agreement between the parties regarding a Change in Control as set forth in paragraph 1 entered into prior to the Agreement. Any such superceded agreement shall remain in effect as to any other transaction.

        Executed effective the day and year first set forth above.

HORIZON ORGANIC HOLDING CORPORATION		STEVE JACOBSON
By:	/s/ SUE MORSE	/s/ STEVE JACOBSON
Title:	VP Human Resources	Date:	7/28/03
Date:	7/28/03

QuickLinks

  EXHIBIT 10.28
HORIZON ORGANIC HOLDING CORPORATION SEVERANCE AGREEMENT